Exhibit 10.12

Addendum to Jerry Richey’s Offer Letter

This Addendum is made this 18th day of December, 2008 between CONSOL Energy and P. Jerome Richey.

WHEREAS, the parties previously entered into an offer letter agreement dated February 11, 2005 (“Offer Letter”); and

WHEREAS, the parties wish to clarify certain provisions of the Offer Letter solely with regard to complying with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. Section 8 of the Offer Letter is amended by deleting the last sentence thereof and inserting the following provision at the end of such Section:

“In order to receive the severance payment, you must execute, and not revoke, a general release of all claims in a form acceptable to CONSOL Energy within thirty (30) days of your termination date. The cash portion of the severance payment will be paid in a lump sum within sixty days of your termination date after the release becomes effective.”

2. The following new Section 11 if hereby added to the Offer Letter:

“Section 409A: Severance benefits are payable only if you are involuntarily terminated by the Employer without cause as provided under this Offer Letter. For purposes of the Offer Letter, you shall be considered to have experienced a termination of employment only if your employment has terminated with CONSOL Energy and all of its controlled group members within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) Severance payments are scheduled to be made following your termination date and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) and are intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4). Short-term disability benefits are excluded from Section 409A. You shall have no right to designate the date of any payment under this Offer Letter. Notwithstanding any provision of this Offer Letter to the contrary, to the extent the timing of any severance benefit payment due under this Offer Letter was modified pursuant to the transition guidance provided by the IRS concerning the time and form of payment, any such modification shall only apply to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be paid in 2008. To the extent any such payment can not be made in 2008 under the transition guidance, such payment will be made in January 2009.”

CONSOL ENERGY, INC.	Agreed to:

/s/ J. Brett Harvey	/s/ P. Jerome Richey
J. Brett Harvey	P. Jerome Richey
President and Chief Executive Officer	Senior Vice President, General Counsel & Corporate Secretary

Dated: December 18, 2008	Dated: December 18, 2008